Exhibit 99.1

Brekford Corp Reports Full-Year Revenue Increase Up 44%; Full-Year, Fully Diluted EPS Up 300%

Full Year Operating Income Increased 1200% to $1.3 Million

HANOVER, Md., March 12, 2012 (GLOBE NEWSWIRE) -- Brekford Corp. (OTCBB:BFDI) (OTCQB:BFDI), a technology service provider of fully integrated vehicle upfitting services, rugged information technology and automated traffic photo enforcement solutions, today announced financial results for the fourth quarter and full year ended December 31, 2011.

4th Quarter and Full Year 2011 Highlights

	FY2011	FY2010	Q4-2011	Q4 2010		Q3 2011
Revenue	$16.7M	$11.6M	$5.3M	$2.1M		$3.9M
Gross Profit [Margin]	$4.3M [25.7%]	$1.9M [16.5%]	$1.2M [24%]	$0.5M [25%]		$1.3M [33%]
Salaries and Related Expenses	$1.3M	$0.9M	$0.4M	$0.3M		$0.3M
SG&A Expenses	$1.7M	$0.8M	$0.5M	$0.2M		$0.4M
Income from operations	$1.3M	$0.1M	$0.3M	$(0.03	)M	$0.5M
Net income	$1.2M	$0.007M	$0.3M	$(0.06	)M	$0.4M
Net income per share (basic)	$0.03	$0.00	$0.01	$(0.02)		$0.01
Net income per share (diluted)	$0.03	$0.00	$0.01	$(0.02)		$0.01

-For the year, revenues increased 44.0% to $16.7 million, compared to $11.6 million last year

-Full year gross profit increased 126.6% to $4.3 million, or 25.7% gross profit, compared to gross profit of $1.9 million, or 16.5% gross margin in 2010

-Full year operating income increased 1200% to $1.3 million compared to $100 thousand in the prior year

-Net income for the fiscal year was $1.2 million, or $0.03 per basic and $0.03 per fully diluted share, compared to net income of $7 thousand, or $0.00 per basic and $0.00 per fully diluted share, in the prior year

-Fourth quarter net revenue increased 152% to $5.3 million compared to $2.1 million in the year-ago quarter

-Gross profit in the fourth quarter increased 140% to $1.2 million, or 24% gross profit margin compared to gross profit of $500 thousand or 25% gross profit margin in the year-ago quarter and compared sequentially to gross profit of $1.3 million or 33% gross profit margin for third quarter

-Operating income in the fourth quarter was $300 thousand compared to a loss of $60 thousand in the prior year

-Net income in the fourth quarter was $300 thousand or $0.01 basic and $0.01 per diluted share, compared to a net loss of $60 thousand, or a loss of $0.02 basic and a loss of $0.021 per diluted share, in the prior year

Full-Year Financial Results

Revenues for the year ended December 31, 2011 were $16,716,560 compared to $11,608,828 for the year ended December 31, 2010, an increase of $5,107,733 or 44.0%, primarily due to the addition of our automated traffic enforcement products which had minimal revenue in 2010. The company launched the automated traffic enforcement business initiative in December of 2010 and saw a full year effect of growth in this service in 2011. There was additional increased revenue in the area of rugged IT, slick ticket, and in car video technology for the first responder and public safety agencies.

Cost of sales for the year ended December 31, 2011 was $12,379,607 compared to $9,698,228 for the year ended December 31, 2010, an increase of $2,681,379 or 27.6%, primarily due to the increased purchase of rugged IT technology, including docking and mounting for vehicle upfitting equipment.

Gross margin was 25.7% or $4.3 million, for the year, compared to a gross margin of 16.5%, or $1.9 million in 2010. The reason for the sharp rise in gross margin was due to the sale of higher profit margin products, including automotive traffic enforcement solutions.

Total operating expenses for fiscal 2011 were $3 million as compared to $1.7 million for 2010, reflecting an increase of $1.3 million or 76.5% over the previous year. The increase is primarily due to the increase in employees, higher volume of business required to support automated traffic enforcement services, and the growth in upfitting products.

Net income was $1.2 million, or $0.03 per share basic and $0.03 per share diluted, as compared to $7 thousand or $0.00 per share basic and $0.00 per diluted share last year.

C.B. Brechin, CEO of the Company commented, "We are ecstatic about our 2011 financial performance; however we understand that there is always room for improvement. We spent the last year investing in building a platform for expansion, and in 2012 we will focus on disciplined growth and continuing to increase the quality of our services and shareholder value."

President Scott Rutherford noted, "We've made a conscious effort over the last year to stay ahead of the R&D curve. As a result we have been able to offer superior products to our rapidly growing base of customers. For instance, we were the first in the industry with wireless connectivity with flashless portable technology; it has made a world of difference to our clients. The Company will continue to be a cutting edge technology innovator and is poised to remain a step ahead of our competitors while moving to aggressively revolutionize the industry."

Balance Sheet and Cash Flow

At December 31, 2011, the Company had total current assets of $6.1 million and current liabilities of $3.3 million resulting in a working capital surplus of $2.8 million. At December 31, 2010, we had total current assets of $3.5 million and current liabilities of $1.1 million, resulting in a working capital surplus of $2.4 million. Management believes that the Company's current level of working capital is sufficient to conduct operations during the next twelve months.

Fiscal 2012 Business Outlook

Company CEO, C.B. Brechin, commented, "2011 was a transformative year as we entered into the automated traffic safety industry. We made tremendous progress and laid the groundwork for future growth. We established our initial contracts in the state of Maryland, which established credibility and got us a foothold into the industry. In 2012, we see continued success of our expansion efforts despite the current economic crisis and continued budgetary constraints on both the state and federal levels. We are poised to enter other states along the Eastern Seaboard."

C.B. Brechin further added, "It is critical for shareholders to understand the long term impact of traffic safety solutions to our long term business model. Where our vehicle upfitting business provides stability, our traffic safety solutions business provides significant growth potential both near term as well as over the next 2-4 years."

Managing Director Maurice Nelson added, "Automated traffic safety is a growth industry with only 14 states with legislation authorizing the use of automated traffic enforcement systems. We expect Company growth to parallel with the ever growing number of cities and towns across the country adopting programs and laws of their own."

Additionally, Nelson noted, "There is currently a need in the market place for citation enforcement and collection services, specifically in the areas of red light and speed cameras, parking tickets, public space tickets, and other local infractions. We are launching our new financial services product, an opportunity with exponential growth potential, to address the current $3 billion in outstanding receivables across the United States. Not only are we excited about this opportunity, we see tremendous synergy with our other businesses and the potential to drive growth further."

About BREKFORD

For over a decade, Brekford has been providing services to the U.S. military, various federal entities and numerous security and public safety agencies throughout the United States with an end-to-end suite of mobile computer and video technology, vehicle upfitting services, and automated traffic safety solutions. Brekford is a one-stop shop with its unique 360-degree approach to vehicle upfitting services, cutting edge mobile and video technology, and automated traffic enforcement services for homeland security and law enforcement agencies. Additional information about Brekford may be found online at www.brekford.com

The Brekford Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6847

Forward-Looking Statement: This press release contains forward-looking statements within the meaning of that term in Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, market conditions, the cost and success of development activities and ability to successfully manage growth. Readers are referred to the documents filed by Brekford Corp. with the SEC, specifically the Company's most recent reports filed on Form 10-K and Forms 10-Q, which further identify the important risks, trends and uncertainties which could cause actual results to differ materially from the forward-looking statements in this press release. The Company expressly disclaims any obligation to update any forward-looking statements.

CONTACT:
  C.B. Brechin, CEO
  443-557-0200
  investors@brekford.com